UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2011

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 28, 2011, the Company announced that it was in active discussions with its lenders on the interpretation of a covenant calculation. On September 26, 2011, the Company successfully entered into a Sixth Amendatory and Commercial Framework Implementation Agreement (the "Sixth Amendment") to its Third Amended and Restated Credit Agreement dated October 19, 2007.  The Commercial Framework Agreement expires on April 30, 2012.

Among other provisions, the Sixth Amendment suspends the Company's compliance with the Minimum Adjusted Net Worth covenant until April 30, 2012. It also suspends compliance with the Minimum Liquidity covenant until January 30, 2012; from January 31, 2012 until March 30, 2012, the Minimum Liquidity covenant is reduced to $500,000 multiplied by the number of vessels owned; and from March 31 until April 29, 2012 the Company is required to maintain free cash in the amount of $27.0 million and thereafter in the amount of $36.0 million. Until April 30, 2012, the calculation of Minimum Liquidity covenant includes undrawn facility amounts as free cash. As of today the undrawn amount is $21.8 million.

The implementation of the Sixth Amendment is subject to the satisfaction of certain conditions, among other things the Company has agreed to obtain the lenders' consent for additional vessel dispositions during the commercial framework period and has agreed to make reasonable efforts to meet certain reporting requirements to the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: September 30, 2011	By:	/s/ Alan S. Ginsberg
	Name:	Alan S. Ginsberg
	Title:	Chief Financial Officer